EXHIBIT 10.31

PRIMERICA, INC.

NONEMPLOYEE DIRECTORS’

DEFERRED COMPENSATION PLAN

Effective January 1, 2011

PRIMERICA, INC.

NONEMPLOYEE DIRECTORS’

DEFERRED COMPENSATION PLAN

ARTICLE V DEFERRAL ELECTIONS; ACCOUNTS		5
5.1	Timing of Election	5
5.2	Effect and Duration of Election	5
5.3	Form of Election	6
5.4	Deferral Election Amounts	6
5.5	Establishment of Accounts; Crediting of Deferred Fees	6
	(a) Restricted Stock Unit Account	6
	(b) Vested Stock Unit Account	7
5.6	Crediting of Dividend Equivalents	7
5.7	Debiting of Distributions	7
5.8	Account Statements; Errors and Omissions in Accounts	7

ARTICLE VI SETTLEMENT OF DEFERRED STOCK UNITS		7
6.1	Distribution of Accounts	7
	(a) Timing of Payment	7
	(b) Form of Distribution; Payment Options	8
6.2	Acceleration of Payment of Certain Small Amounts	8
6.3	Payment Upon Death of a Participant	8

ARTICLE VII ADMINISTRATION		9

ARTICLE VIII UNFUNDED STATUS		9
8.1	General	9
8.2	Trust	9

ARTICLE IX DESIGNATION OF BENEFICIARY		9

ARTICLE X ADJUSTMENT PROVISIONS		10

ARTICLE XI GENERAL PROVISIONS		10
11.1	No Stockholder Rights Conferred	10
11.2	Changes to the Plan	10
11.3	Compliance with Laws and Obligations	10
11.4	Limitations on Transferability	10
11.5	Consent to Electronic Delivery	10
11.6	Tax Withholding	11
11.7	No Right to Service	11
11.8	Arbitration	11
11.9	Limitations of Actions	11
11.10	Legally Incompetent	11
11.11	Governing Law	11
11.12	Code Section 409A	11
11.13	Plan Termination	11

APPENDIX A		A-1

ARTICLE I

INTRODUCTION

1.1 Establishment. Primerica, Inc. has established the Primerica, Inc. Nonemployee Directors’ Deferred Compensation Plan for those members of the Board who are not also employees of the Company or affiliated entities. The Plan allows Nonemployee Directors to defer the receipt of compensation payable for their Board service, whether in the form of cash compensation or equity-based compensation, and to receive such deferred compensation in the form of Shares of voting common stock of the Company.

1.2 Purpose. The Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract and retain qualified persons to serve as Nonemployee Directors and to promote ownership by Nonemployee Directors of a greater proprietary interest in the Company, thereby aligning such Directors’ interests more closely with the interests of stockholders of the Company. The Plan sets forth the terms and conditions pursuant to which deferrals of compensation by Nonemployee Directors may be made, and describes the nature and extent of the Directors’ rights with respect to such deferred amounts.

1.3 Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan.

ARTICLE II

DEFINITIONS

For purposes of the Plan, each of the following terms, when used with an initial capital letter, shall have the meaning set forth below.

2.1 Account means each of the bookkeeping accounts established by the Company pursuant to Section 5.5, and includes a Restricted Stock Unit Account and Vested Stock Unit Account, as the case may be.

2.2 Board means the Board of Directors of the Company.

2.3 Code means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder and any successor thereto.

2.4 Code Section 409A means Section 409A of the Code and the regulations and guidance issued thereunder.

2.5 Committee means the Compensation Committee of the Board, which is authorized to administer the Plan under Article VII.

2.6 Company means Primerica, Inc., a Delaware corporation, or any successor thereto.

2.7 Deferral Date means each date on which a Nonemployee Director’s Fees are deferred under the Plan and credited to his or her Account pursuant to Section 5.5.

2.8 Deferral Election means a written election to defer Fees under the Plan.

2.9 Deferred Stock Units means the credits to a Participant’s Account under Article V of the Plan, each of which represents the right to receive one Share upon settlement of the Account.

2.10 Director means any individual who is a member of the Board.

2.11 Effective Date means January 1, 2011.

2.12 Fair Market Value means the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date, or if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred, or if Fair Market Value may not for any reason be determined on that basis, “Fair Market Value” means the fair market value of the Shares determined by such methods or procedures as shall be established by the Committee.

2.13 Fees means all or part of any retainer or fees payable to a Nonemployee Director in his or her capacity as a Director, comprised of: an annual retainer payable in cash (the “Cash Retainer”); an annual retainer payable in Shares (the “Stock Retainer”); and all other Director fees payable in cash (collectively, the “Other Fees”). Fees shall not include any expenses paid directly or through reimbursement.

2.14 Nonemployee Director means a Director who is not an employee of the Company or any of its subsidiaries or affiliates. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Code Section 3401.

2.15 Participant means a Nonemployee Director who defers Fees under Article V of the Plan.

2.16 Plan means this Primerica, Inc. Nonemployee Directors’ Deferred Compensation Plan, and all amendments thereto.

2.17 Restricted Stock Unit Account means the portion of a Participant’s Account that is or has been subject to restrictions, such as conditions on vesting, as described in Section 5.5(a).

2.18 Secretary means the Corporate Secretary or any Assistant Corporate Secretary of the Company.

2.19 Shares means shares of the voting common stock of the Company, par value $.01 per share.

2.20 Stock Plan means the Primerica, Inc. 2010 Omnibus Incentive Plan or a successor plan.

2.21 Termination of Service means a Director’s “Separation from Service” within the meaning given such term under Code Section 409A and Treas. Reg. § 1.409A-1(h).

2.22 Valuation Date means, with respect to amounts payable to a Participant in installments under Section 6.1(b) of the Plan, the date of such Participant’s Termination of Service and succeeding anniversaries of the Participant’s Termination of Service over the applicable installment period.

2.23 Vested Stock Unit Account means the portion of a Participant’s Account described in Section 5.5(b).

ARTICLE III

SHARES ISSUED UNDER THE PLAN

Shares distributed in settlement of Accounts under the Plan will be issued pursuant to, and subject to additional terms and conditions described in, the Stock Plan.

ARTICLE IV

ELIGIBILITY

Each person who is a Nonemployee Director shall be eligible to defer Fees in accordance with Article V of the Plan. If any Nonemployee Director subsequently becomes an employee of the Company or any of its subsidiaries or affiliates, but does not incur a Termination of Service, such Director shall continue as a Participant with respect to Fees previously deferred, but shall cease eligibility with respect to future Fees, if any, earned while an employee.

ARTICLE V

DEFERRAL ELECTIONS; ACCOUNTS

5.1 Timing of Election. Each Nonemployee Director may make a Deferral Election on or before the last day of a calendar year to defer Fees payable during the next following calendar year with respect to services to be performed in such next following (or later) calendar years. In addition, any person who is first appointed a Nonemployee Director on or after the Effective Date may, within 30 days after the date he or she first becomes a Nonemployee Director, make a Deferral Election with respect to Fees for services performed after the date of the Deferral Election. A Nonemployee Director who does not make a Deferral Election when first eligible to do so may make a Deferral Election at any time before the first day of any subsequent calendar year with respect to that and other subsequent calendar years.

5.2 Effect and Duration of Election. A timely made and properly completed Deferral Election shall apply to Fees payable with respect to services performed after the date such election becomes effective as described in Section 5.1. Moreover, a proper Deferral Election shall be deemed to be continuing and applicable to all Fees payable in subsequent calendar years, unless the Participant revokes or modifies such election by filing a new election form before the first day of any subsequent calendar year effective for all Fees for services performed on or after the first day of such calendar year. Except as permitted under Code Section 409A, Deferral Elections shall be irrevocable during the calendar year with respect to which the Deferral Election is made.

5.3 Form of Election. A Deferral Election shall be made in a manner satisfactory to the Committee, and in accordance with the requirements of Code Section 409A, by completing and filing the specified election form with the Secretary or his or her designee within the period described in Section 5.1 or 5.2. The Committee may require a Nonemployee Director to complete other forms and provide other data as a condition of participation in the Plan. A Deferral Election form shall constitute an “Award Agreement” as such term is used in the Stock Plan, as appropriate.

5.4 Deferral Election Amounts. A Participant may elect to defer Fees for each calendar year only as follows:

(a)	100% of his or her Cash Retainer;

(b)	100% of his or her Stock Retainer; or

(c)	100% of his or her Other Fees;

or all or any combination of (a), (b) and/or (c). Within each such category of Fees, a Director may not defer a portion less than 100% of such Fees for a year.

5.5 Establishment of Accounts; Crediting of Deferred Fees. The Company shall establish an Account for each Participant. All Fees deferred pursuant to this Article V shall be credited to the Participant’s Account, as of the date on which such Fees would have been paid to the Director in the absence of a Deferral Election, as Deferred Stock Units. The number of Deferred Stock Units credited to a Participant’s Account as of a Deferral Date with respect to deferrals of the Cash Retainer and/or Other Fees shall equal the amount of such Fees deferred on that Deferral Date divided by the Fair Market Value of a Share on the day immediately before such Deferral Date. (Fractional Deferred Stock Units shall be calculated to three decimal places, and shall be credited cumulatively). With respect to deferrals of the Stock Retainer, the number of Shares that would have been payable to the Participant as the Stock Retainer in the absence of a Deferral Election shall be converted into the same number of Deferred Stock Units and credited to the Participant’s Account. Deferred Stock Units credited to a Participant’s Account shall be allocated to either a Restricted Stock Unit Account of such Participant or to a Vested Stock Unit Account of such Participant, as follows:

(a) Restricted Stock Unit Account. With respect to each Deferral Election of a Participant relating to Fees that are subject to restrictions, such as vesting conditions, the Company shall establish a Restricted Stock Unit Account, to which such deferred Fees shall be credited. Generally, a Participant’s Deferred Stock Units in a Restricted Stock Unit Account shall be subject to the same restriction(s) that the deferred Fees to which such Deferred Stock Units relate would have been subject in the absence of a Deferral Election. Notwithstanding the foregoing, Deferred Stock

Units allocated to a Participant’s Restricted Stock Unit Account will be subject to the vesting conditions described in Appendix A to the Plan, unless provided otherwise in a Deferral Election form specified by the Committee.

(b) Vested Stock Unit Account. With respect to all Deferral Elections relating to Fees other than those described in Section 5.5(a), the Company shall establish a Vested Stock Unit Account to which such deferred Fees shall be credited.

5.6 Crediting of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Vested Stock Unit Account a dollar amount equal to the amount of cash dividends that would have been paid on the number of Shares equal to the number of Deferred Stock Units credited to the Participant’s Account (including all Deferred Stock Units credited to both the Participant’s Restricted Stock Unit Account and to his or her Vested Stock Unit Account) as of the close of business on the record date for such dividend. Such dollar amount shall then be converted into a number of Deferred Stock Units equal to the number of whole and fractional Shares that could have been purchased with such dollar amount at Fair Market Value on the dividend payment date. (Fractional Deferred Stock Units shall be calculated to three decimal places, and shall be credited cumulatively). Dividend equivalents with respect to Deferred Stock Units allocated to a Participant’s Restricted Stock Unit Account shall not be subject to any restrictions otherwise applicable to such Deferred Stock Units, such dividend equivalents at all times being 100% vested.

5.7 Debiting of Distributions. Each Account shall be debited in the amount of distributions made from the Account as of the date each such distribution is made.

5.8 Account Statements; Errors and Omissions in Accounts. Plan Participants shall be provided annual (or more frequent) statements of account reflecting amounts credited to their Accounts, and Account activity since the last statement of account. If an error or omission is discovered in the Account of a Participant, the Committee shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following discovery of such error or omission, to the extent permitted by applicable law (including without limitation Code Section 409A).

ARTICLE VI

SETTLEMENT OF DEFERRED STOCK UNITS

6.1 Distribution of Accounts.

(a) Timing of Payment. The vested portion of a Participant’s Account shall be distributed, or begin to be distributed in the event of an installment election described in Section 6.1(b), following the date on which the Participant incurs a Termination of Service, and no later than sixty (60) days after his or her Termination of Service date. If installments are elected under Section 6.1(b), annual installment distributions after the distribution for the year in which the Participant’s Termination of Service occurs shall be made during the sixty (60) day period following the anniversary in each such year of the Participant’s Termination of Service. Any Deferred Stock Units

in a Participant’s Restricted Stock Unit Account that remain unvested at the time of such Participant’s Termination of Service (i.e., any such Deferred Stock Units with respect to which applicable vesting conditions have not been satisfied) shall be forfeited.

(b) Form of Distribution; Payment Options. A Participant’s Account shall be settled by delivering to the Participant the number of Shares equal to the number of whole, vested Deferred Stock Units credited to the Participant’s Account. A Deferral Election made under Article V shall specify whether the portion of the Participant’s Account that is attributable to such Deferral Election is to be distributed in: (i) a single lump sum, or (ii) annual installments over a period specified in the Deferral Election not to exceed five (5) years. If annual installments are elected, the portion of the Participant’s Account that is attributable to such Deferral Election shall be distributed in substantially equal annual installments over the installment period specified in the Deferral Election. For purposes of determining the amount of each such annual installment, the total number of vested Deferred Stock Units credited to the Participant’s Account as of each Valuation Date (including any vested Deferred Stock Units credited to the Participant’s Account since the preceding Valuation Date attributable to the crediting of dividend equivalents as described in Section 5.6 to such portion of the Account) shall be divided by the number of remaining installments to be paid with respect to that portion of the Account (including the current installment), rounded down to the nearest whole Deferred Stock Unit. A Participant may elect a different form of payment under this Section 6.1(b) with respect to each Deferral Election. Any vested fractional Deferred Stock Unit credited to a Participant’s Account at the time of final distribution shall be converted into cash equal to the Fair Market Value of a corresponding fractional Share on the date immediately before such distribution, and paid in cash at the time of such distribution.

6.2 Acceleration of Payment of Certain Small Amounts. Notwithstanding a Participant’s election of installment payments under Section 6.1(b), if at the time any installment payment is scheduled to be made, the Participant’s Account balance does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Committee may elect, in its sole discretion, to distribute the Participant’s entire Account balance in an immediate single lump sum. For purposes of determining the amount in a Participant’s Account in order to apply this provision, any deferrals of compensation that the Participant has elected under this or any other nonqualified deferred compensation plan maintained by the Company (or an affiliate) that is an “account balance plan” subject to Code Section 409A shall be considered as part of the Participant’s Account balance hereunder. Any exercise of the Committee’s discretion under this Section 6.2 shall be evidenced in writing no later than the date of the distribution.

6.3 Payment Upon Death of a Participant. If a Participant dies before the entire balance of his or her Account has been distributed, the balance of the Participant’s vested Account shall be distributed to the beneficiary designated by the Participant under Article IX. Such payment shall be made in a lump sum distribution following the date on which the Participant dies, no later than sixty (60) days after such date of death.

ARTICLE VII

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the complete and final discretionary authority to determine the benefits to which any Participant or beneficiary may be entitled, to make factual findings with respect to claims for benefits, and to make all other determinations it deems necessary or advisable for administering the Plan, subject to the provisions of the Plan. Notwithstanding the foregoing, no Director who is a Participant under the Plan shall participate in any determination relating solely or primarily to his or her own Shares, Deferred Stock Units or Account.

ARTICLE VIII

UNFUNDED STATUS

8.1 General. The interest of each Participant in any Fees deferred under the Plan (and any Deferred Stock Units or Account relating thereto) shall be that of a general creditor of the Company. Plan Accounts, and Deferred Stock Units credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. Except as provided in Section 8.2, no money or other assets shall be set aside for any Participant.

8.2 Trust. To the extent determined by the Committee, the Company may transfer funds necessary to fund all or part of the payments under the Plan to a trust; provided, the assets held in such trust shall remain at all times subject to the claims of the general creditors of the Company. No Participant or beneficiary shall have any interest in the assets held in such trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the trust in favor of any Participant, beneficiary or creditor.

ARTICLE IX

DESIGNATION OF BENEFICIARY

Each Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive payment of the Participant’s Account in the event of such Participant’s death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant’s death. If a Participant has not designated a beneficiary, or if the designated beneficiary is not surviving when a payment is to be made to such person under the Plan, the beneficiary with respect to such payment shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

ARTICLE X

ADJUSTMENT PROVISIONS

In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, or similar corporate transaction or event affects Shares such that an adjustment is determined by the Board or Committee to be appropriate to prevent dilution or enlargement of Participants’ rights under the Plan, then the Board or Committee shall, in a manner that is proportionate to the change to the Shares and is otherwise equitable, adjust the number or kind of Deferred Stock Units and the number of Shares to be delivered upon settlement of Accounts under Article VI.

ARTICLE XI

GENERAL PROVISIONS

11.1 No Stockholder Rights Conferred. Nothing contained in the Plan or any related agreement or document will confer upon any Participant or beneficiary any rights of a stockholder of the Company (including dividend or voting rights), unless and until Shares are in fact issued or transferred to such Participant or beneficiary in accordance with Article VI.

11.2 Changes to the Plan. The Board may amend, alter, suspend, discontinue, extend, or terminate the Plan without the consent of Participants; provided, no action taken without the consent of an affected Participant may materially impair the rights of such Participant with respect to any Deferred Stock Units credited to his or her Account at the time of such change or termination.

11.3 Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such restrictions as may be applicable under such laws, regulations and other obligations of the Company.

11.4 Limitations on Transferability. Deferred Stock Units and other rights under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, mortgaged, hypothecated or otherwise encumbered, other than to a beneficiary upon a Participant’s death to the extent permitted under the terms of the Plan, and shall not be subject to the claims of creditors of any Participant (or beneficiary).

11.5 Consent to Electronic Delivery. In lieu of receiving documents in paper format, in making a Deferral Election, a Participant will be deemed to have consented, to the fullest extent permitted by law, to electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Plan or Shares distributable hereunder. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on an Internet site to which the Participant has access.

11.6 Tax Withholding. No withholding or deduction for any taxes shall be made by the Company in respect of the Plan. Each Participant shall be solely responsible for the payment of any federal, state, local or other taxes, including but not limited to, estimated taxes and self-employment taxes, as well as any interest or penalties that may be assessed, imposed or incurred, as a result of the compensation paid under the Agreement.

11.7 No Right to Service. Nothing contained in this Plan or any related agreement or document shall confer upon a Participant any rights to continued service on the Board, at any specific rate of compensation, or for any particular period of time.

11.8 Arbitration. Any disputes related to the Plan or Shares distributable hereunder shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, any dispute related to the Plan or Shares distributable hereunder shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association, if so elected by the Company in its sole discretion.

11.9 Limitations of Actions. Any lawsuit with respect to any benefit payable or other matter arising out of or relating to the Plan must be filed no later than one (1) year after the time the claim arises or be forever barred.

11.10 Legally Incompetent. The Committee may direct that payment to be made to an incompetent or disabled Participant, for whatever reason, instead be made to the guardian of such person or to the person having custody of such Participant, without further liability on the part of the Company for the amount of such payment.

11.11 Governing Law. The validity, construction and effect of the Plan and any agreement hereunder shall be determined in accordance with the laws of the State of Delaware.

11.12 Code Section 409A. The Plan is intended to comply with the applicable requirements of Code Section 409A, and to the maximum extent permitted shall be interpreted and administered accordingly.

11.13 Plan Termination. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as the Company has no further rights or obligations under the Plan.

APPENDIX A

Vesting Conditions

Applicable to Restricted Stock Units

Deferral Elections under the Primerica, Inc. Nonemployee Directors’ Deferred Compensation Plan into Deferred Stock Units credited to a Participant’s Restricted Stock Unit Account pursuant to Section 5.5(a) of the Plan (referred to in this Appendix A as “Restricted Stock Units”) shall be subject to the vesting conditions described in this Appendix A, unless provided otherwise in an election form specified by the Committee.

1. Vesting Dates. Restricted Stock Units attributable to each separate deferral of Fees subject to a vesting condition (e.g., each deferral with respect to restricted shares otherwise awarded currently as part of the annual Stock Retainer) shall vest, subject to the Director’s continued service on the Board (and satisfaction of any other conditions applicable thereto), over a 3-year period commencing on the date on which such Fee award otherwise would have been made (the “Award Date”). Such Restricted Stock Units shall vest as follows:

(i)	one-third (1/3) of the Restricted Stock Units, rounded down to the nearest whole Unit, shall vest on the first anniversary of the Award Date;

(ii)	an additional one-third (1/3) of the Restricted Stock Units, rounded down to the nearest whole Unit, shall vest on the second anniversary of the Award Date; and

(iii)	the remainder of the Restricted Stock Units shall vest on the third anniversary of the Award Date.

2. Termination of Service. Notwithstanding anything to the contrary herein, upon a Participant’s Termination of Service, the Restricted Stock Units shall be treated as follows:

(a) Termination Other than for Death or Disability. If the Participant’s Termination of Service is for any reason other than because of the Participant’s death or Disability or as described in subsection (c) below, vesting of the Restricted Stock Units will cease on the date the Participant’s Termination of Service occurs, the unvested portion of the Restricted Stock Units (if any) will be cancelled and the Participant shall have no further rights of any kind with respect to any unvested Restricted Stock Units.

(b) Death or Disability. If the Participant’s Termination of Service is upon the Participant’s death or Disability, the unvested portion of the Restricted Stock Units (if any) will vest as of the date Termination of Service occurs. For purposes of this Appendix A, “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically

A-1

determinable physical or mention impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(c) After Three Years of Service. Upon the retirement from the Board of Directors of any Director who has served as such for at least three years, any and all Restricted Stock Units granted to such Director shall continue to vest according to their original vesting schedule.

3. Effective Date. The terms of this Appendix A shall be applicable with respect to Deferral Elections effective beginning on January 1, 2011, unless and until it is otherwise modified.

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